UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  May 5, 2014

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the proposed separation of Theravance Biopharma, Inc. (“Theravance Biopharma”) from Theravance, Inc. (“Theravance” or the “Company”) into two distinct publicly traded companies (the “Separation”), the Company entered into a letter agreement with Rick E Winningham modifying the terms of his employment with the Company following the Separation.  Pursuant to the letter agreement, Mr. Winningham will continue to serve as the Company’s President & Chief Executive Officer while also serving as part-time President & Chief Executive Officer of Theravance Biopharma for up to nine months after the Separation.  During this period Mr. Winningham’s base salary and cash bonus opportunity will be adjusted to reflect his reduced time commitment to Theravance, and Theravance will search for a potential successor for Mr. Winningham.  If a successor has not been retained within nine months after the Separation, Mr. Winningham must cease working for Theravance Biopharma or his employment with Theravance will terminate.  The letter agreement also clarifies that Mr. Winningham will not be eligible for any of his pre-existing severance benefits from Theravance in the event his employment terminates in connection with commencing full-time employment with Theravance Biopharma, however he would be eligible to receive a partial year bonus from Theravance for the year in which such transition occurs.  The foregoing description of the letter agreement with Rick E Winningham does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1       Letter Agreement with Rick E Winningham dated May 5, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: May 8, 2014	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement with Rick E Winningham dated May 5, 2014